Exhibit 99.1

National CineMedia, LLC Closes on Refinancing of its Senior Secured Credit Facility

Centennial, CO – November 26, 2012 – National CineMedia, LLC (“NCM LLC”) and National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), the managing member and owner of 48.6% of NCM LLC, announced today that NCM LLC closed on an amended and restated senior secured credit facility. The amended and restated 7-year senior secured credit facility increases NCM LLC’s borrowings under its term loans from $225 million to $265 million in order to pay costs and expenses incurred with the amended and restated credit facility, pay-off the interest rate swap arrangements associated with the prior term loans and for general corporate purposes. Pricing on the new term loans was set at the LIBOR index plus 325 basis points, and the new term loans were issued with a 0.75% of original issue discount. In addition, the amended and restated senior secured credit facility expands NCM LLC’s revolving credit facility by $5 million (to a total of $124 million) and extends the tenor of $110 million of such revolving credit facility by 7 months to November 26, 2017.

Additional details regarding the new facility will be available in the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or prior to November 30, 2012.

The senior secured credit facility was led by a syndicate of financial institutions including Barclays Bank PLC, as sole lead arranger and administrative agent, JPMorgan Chase Bank N.A., as syndication agent and Credit Suisse International, Macquarie Capital Inc. and Morgan Stanley Capital Services, Inc., as co-documentation agents.

“This transaction completes the refinancing of our senior secured credit facility that was put in place at our IPO in February 2007. As a result of this refinancing and the issuance of our senior notes, we have significantly lengthened our debt maturities to an average of over eight years remaining and staged them out over time. At current borrowing rates, we project this term loan refinancing will decrease annual cash interest costs by approximately $5 million,” said Gary W. Ferrera, the Company’s EVP and Chief Financial Officer.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 19,300 screens (over 18,400 digital). During 2011, over 680 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of over 720 locations in 170 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 41 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.6% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the refinancing. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

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